EXHIBIT 99

Scripps buys Shop At Home minority interest,

five TV stations in deal with Summit America

For immediate release Dec. 19, 2003	(NYSE: :SSP)

CINCINNATI – The E. W. Scripps Company has reached a definitive agreement to acquire Summit America Television Inc. (NASDAQ: SATH), which includes Summit’s 30 percent minority interest in the Shop At Home television retailing network and its five Shop At Home-affiliated broadcast television stations.

To acquire the five television stations and the 30 percent minority interest in Shop At Home, Scripps will pay $4.05 in cash per share, or about $184 million, for approximately 45 million fully-diluted outstanding shares of Summit common stock.

The transaction will be structured as a merger and will result in Scripps attaining 100 percent ownership of the Shop At Home Network. It also will result in Scripps controlling and owning Summit’s five television stations which broadcast Shop At Home programming in key major metropolitan markets, including San Francisco, Boston, Cleveland, Bridgeport, Conn., and Raleigh/Durham, N.C. The five television stations reach about 5.3 million cable television households.

Scripps acquired controlling interest (70 percent) of the Shop At Home Network from Summit in October 2002.

As part of the transaction, Scripps has agreed to forego repayment of a $47.5 million secured loan the company extended to Summit as part of the 2002 acquisition of Shop At Home. Scripps also has agreed to forego redemption of $3 million in Summit preferred stock that Scripps holds, bringing the total consideration of the transaction to about $235 million.

The five television stations that will be acquired are KCNS, Channel 38, San Francisco; WMFP, Channel 62, Boston; WOAC, Channel 67, Cleveland; WSAH, Channel 43, Bridgeport; and WRAY, Channel 30, Raleigh/Durham.

The transaction requires approval by Summit shareholders and appropriate federal regulatory agencies. Assuming no unusual delays in securing the required approvals, the transaction should be completed by June 2004.

“This definitive agreement with Summit America demonstrates our confidence in the future of television commerce and the potential to create substantial shareholder value at Shop At Home,” said Kenneth W. Lowe, president and chief executive officer for Scripps. “If approved, the transaction provides Scripps with the opportunity to gain complete ownership of Shop At Home at an early stage in its integration with our diverse mix of media businesses. Also, the acquisition of the Shop At Home-affiliated television stations strengthens the company’s investment by securing valuable distribution of the network to some of its most productive viewing households.”

Scripps acquired controlling interest of Shop At Home in October 2002 for $49.5 million with the intent of building a television commerce platform that concentrates on the same or related consumer categories as the company’s portfolio of popular national television networks. Scripps, through its Scripps Networks division, operates Home & Garden Television, Food Network, the DIY – Do It Yourself Network and Fine Living.

HGTV reaches about 84 million U.S. television households and Food Network can be seen in about 83 million households. The company’s developing networks, DIY and Fine Living, reach 24 million and 20 million households, respectively. Scripps Networks Web sites include FoodNetwork.com, HGTV.com, DIYnetwork.com and fineliving.com. Scripps Networks programming can be seen in 33 countries.

Shop At Home markets a growing range of consumer goods directly to television viewers and visitors to the Shop At Home Web site, shopathometv.com. Shop At Home reaches about 45 million full-time equivalent U.S. households. During 2003 Scripps has shifted the mix of retail items offered for sale on Shop At Home more toward housewares and cooking-related items.

In addition to Shop at Home and its national television networks, Scripps operates 21 daily newspapers, 10 broadcast TV stations, Scripps Howard News Service and United Media, which is the worldwide licensing and syndication home of PEANUTS and DILBERT.

Conference call

Scripps senior managers will discuss the transaction during a telephone conference call today at 10 a.m. EST. Scripps will offer a live audio Web cast of the conference call. To access the Web cast, visit www.scripps.com, choose “Investor Relations,” then follow the “Live Web Cast” link at the top of the page. Listeners need Windows Media Player to access the call online.

To access the conference call by telephone, dial 1-888-428-4470 (U.S.) or 1-612-332-0226 (International), approximately 10 minutes before the start of the call. Callers will need the name of the call (E.W. Scripps) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.

A replay line will be open from 1:30 p.m. EST today until 11:59 p.m. EST Monday, Dec. 22. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 715176.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “Investor Relations” then follow the “Audio Archives” link at the top of the page.

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Contact: Tim Stautberg, The E. W. Scripps Company, 513.977.3826

Emal: Stautberg@scripps.com